Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill C Blumhoff
Chief Financial Officer
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports Fiscal 2016 Full Year and Fourth Quarter Results

WEST LAFAYETTE, IN, December 22, 2016 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced financial results for the full fiscal year and fourth quarter ended September 30, 2016.

Full Year Results

For the twelve months ended September 30, 2016, revenues decreased 9.9% to $20,441,000 from $22,698,000 in fiscal 2015.

Service revenue for fiscal 2016 decreased 10.4% to $15,924,000 compared to $17,768,000 for fiscal 2015. Our Service revenue was negatively impacted by fewer bioequivalence studies in fiscal 2016 versus fiscal 2015, as well as fewer samples received and analyzed in fiscal 2016. Service revenue was also negatively impacted by the increase in method development and validation projects, which generate lower revenue but involve more dedicated resources. These declines were partially offset by an increase in our preclinical services revenue in fiscal 2016, due to an increase in the number of studies from the prior year.

Product revenue decreased 8.4% for fiscal 2016 to $4,517,000 as compared to $4,930,000 for fiscal 2015. Results in fiscal 2016 were impacted by lower sales of analytical and Culex® instruments as compared to the prior fiscal year.

Gross profit for fiscal 2016 decreased to $4,425,000, or 21.6% of revenue, compared to $7,489,000, or 33.0% of revenue, for the prior fiscal year. The principal cause for the decrease was the decline in services revenue which led to lower absorption of the fixed costs in our business.

Operating expenses for fiscal 2016 increased to $7,465,000 compared to $6,580,000 in fiscal 2015. The increase in operating expenses year-over-year resulted primarily from a goodwill impairment charge of $971,000 in fiscal 2016 and a mediation settlement which reduced operating expenses by $605,000, net of legal expenses, in fiscal 2015. This increase was partially offset by $286,000 in additional building rental income in fiscal 2016 compared to one year ago as well as the recognition of a reserve for potential bad debt amounting to $505,000 in fiscal 2015 that did not recur in fiscal 2016.

Net loss for fiscal 2016 amounted to $3,230,000, or $0.40 per diluted share, compared to net income of $1,089,000, or $0.07 per diluted share, for fiscal 2015.

Adjusted EBITDA for fiscal 2016 was negative $615,000 as compared to a positive Adjusted EBITDA for fiscal 2015 of $2,402,000.

Fourth Quarter Results

For the three months ended September 30, 2016, revenue was $5,154,000 a 3.6% increase from $4,977,000 in the fourth quarter of fiscal 2015.

Service revenue for the fourth quarter of fiscal 2016 increased 5.3% to $4,043,000 compared to $3,839,000 for the same period in fiscal 2015. This increase was due primarily to higher Preclinical services revenues as a result of new orders and projects.

Sales in our Product segment decreased 2.4% in the fourth quarter of fiscal 2016 to $1,111,000 from $1,138,000 in the same period in fiscal 2015. The majority of the decrease stems from lower instrument sales from our BASi Culex® automated in-vivo sampling line versus the same period in fiscal 2015.

Gross profit decreased to $952,000, or 18.5% of revenue, in the fourth quarter of fiscal 2016, compared to $1,293,000, or 26.0% of revenue, during the comparable fiscal 2015 period. The principal cause for the decrease was the higher scientific professional services incurred in the fourth quarter of fiscal 2016 due to the timing of certain studies.

Operating expenses for the fourth quarter of fiscal 2016 increased to $2,836,000 compared to $2,088,000 during the fourth quarter of fiscal 2015. The principal reason for the increase was a goodwill impairment charge of $971,000 in the fourth quarter of fiscal 2016. This charge was partially offset by the recognition of a reserve for potential bad debt amounting to $505,000 in the fourth quarter of fiscal 2015 that did not recur in fiscal 2016.

Net loss for the fourth quarter of fiscal 2016 amounted to $2,037,000, or $0.25 per diluted share, compared to a net loss of $721,000, or $0.09 per diluted share, for the fourth quarter of fiscal 2015.

Adjusted EBITDA was negative $526,000 for the fourth quarter of fiscal 2016, compared to a negative Adjusted EBITDA of $439,000 for the fourth quarter of fiscal 2015.

Sources and Uses of Cash

Cash provided by operating activities was $1,060,000 for fiscal 2016, a decrease from $2,104,000 in fiscal 2015, due to the operating loss in fiscal 2016, offset in part by slightly lower working capital levels. The Company had $386,000 in cash and cash equivalents at September 30, 2016.  During fiscal 2016, proceeds from borrowings net of repayments, and cash on hand funded capital expenditures for plant, machinery and equipment of approximately $1,256,000.

Credit Arrangements Default

During fiscal 2016 we have operated either in default of, or under forbearance arrangements with respect to, our credit agreements with Huntington Bank. Effective October 31, 2016, we entered into a Fourth Forbearance Agreement and Fifth Amendment to Credit Agreement (the “Fourth Forbearance Agreement”) with Huntington Bank. Pursuant to the Fourth Forbearance Agreement, Huntington Bank agreed to forbear from exercising its rights and remedies under the Company’s credit facility and from terminating the Company’s related swap agreement with respect to the Company’s non-compliance with applicable financial covenants under the credit agreement and any further non-compliance with such covenants until January 31, 2017. If we are unable to refinance our indebtedness before the end of the forbearance period, and were Huntington Bank to demand payment on the outstanding debt under our credit arrangements, we would have insufficient funds to satisfy that obligation. In such case, in addition to the ability to immediately demand payment of the outstanding debt under our term loan and revolving loan, Huntington Bank would have the right to exercise its security interest, to take possession of or sell the underlying collateral, to increase interest accruing on the debt, to refrain from making additional advances under the revolving loan, and to terminate our interest rate swap.

The Company’s Board of Directors has directed management to seek alternatives that will enable the Company to repay its indebtedness to Huntington Bank in full upon the expiration of the forbearance period.The Company continues to explore initiatives to address solutions to our credit issues, including but not limited to, the potential disposition of certain of its assets as well as a possible sale and leaseback of the building in West Lafayette, Indiana. Management has been reviewing details of all current account management, pricing strategies and marketing programs as well as invoicing and top line growth initiatives around focused strength areas. Management has been, and continues to be actively engaged in more effectively controlling operating costs in the short term, as they strive for long term stabilization and growth.

Warrant Expiration

As of May 11, 2016, the remaining unexercised Class A warrants from our 2011 public offering have expired. The liability was reduced to zero in our third fiscal quarter of 2016. As a result, there were no additional charges to the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) following the third quarter of fiscal 2016.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “Our performance in the fourth quarter reflects the recent trends we have been experiencing. There is no denying that we have encountered many challenges during the course of this fiscal year. However, we remain focused on positioning our Company for success by concentrating on rectifying our liquidity position as well as expanding market share and attracting and retaining superior talent. The management team continues to analyze liquidity alternatives and the factors that impacted our fiscal 2016 results and how they may impact our outlook for the coming fiscal year, and is working with the Board to consider what steps we may take to address these issues.”

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the full fiscal year and fourth quarter ended September 30, 2016 and 2015, respectively. Adjusted EBITDA refers to a financial performance measure that excludes certain income statement line items, such as interest, taxes, depreciation, and amortization. Adjusted EBITDA may also exclude certain non-cash expenses, such as stock-based compensation and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company's filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended September 30,		Years Ended September 30,
	2016	2015	2016	2015

Service revenue	$4,043	$3,839	$15,924	$17,768
Product revenue	1,111	1,138	4,517	4,930
Total revenue	5,154	4,977	20,441	22,698

Cost of service revenue	3,517	3,024	13,355	12,525
Cost of product revenue	685	660	2,661	2,684
Total cost of revenue	4,202	3,684	16,016	15,209

Gross profit	952	1,293	4,425	7,489
Operating expenses:
Selling	345	255	1,417	1,396
Research and development	104	226	496	715
General and administrative	1,416	1,607	4,581	5,074
Mediation settlement, net	—	—	—	(605)
Impairment Charge	971	—	971	—
Total operating expenses	2,836	2,088	7,465	6,580

Operating (loss) income	(1,884)	(795)	(3,040)	909

Interest expense	(156)	(64)	(399)	(287)
Decrease in fair value of warrant liability	—	134	189	487
Other income	4	4	6	5
Net (loss) income before income taxes	(2,036)	(721)	(3,244)	1,114

Income tax (benefit) expense	1	—	(14)	25

Net (loss) income	$(2,037)	$(721)	$(3,230)	$1,089

Other comprehensive income (loss) :	13	27	(88)	46

Comprehensive (loss) income	$(2,024)	$(694)	$(3,318)	$1,829

Basic net (loss) income per share	$(0.25)	$(0.09)	$(0.40)	$0.13
Diluted net (loss) income per share	$(0.25)	$(0.09)	$(0.40)	$0.07

Weighted common shares outstanding:
Basic	8,108	8,105	8,107	8,084
Diluted	8,108	8,105	8,107	8,791

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2016	September 30, 2015
Assets
Current assets:
Cash and cash equivalents	$386	$438
Accounts receivable Trade, net of allowance of $565 at September 30, 2016 and $559 at September 30, 2015, respectively	1,649	2,904
Unbilled revenues and other	591	1,095
Inventories	1,453	1,466
Prepaid expenses	798	773
Total current assets	4,877	6,676

Property and equipment, net	16,136	15,989
Lease rent receivable	51	15
Goodwill	38	1,009
Debt issue costs	10	94
Other assets	27	32
Total assets	$21,139	$23,815

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,965	$1,741
Restructuring liability	1,117	1,117
Accrued expenses	1,089	1,710
Customer advances	3,114	3,414
Income tax accruals	13	30
Revolving line of credit	1,358	86
Fair value of warrant liability	—	189
Fair value of interest rate swap	35	—
Current portion of capital lease obligation	126	230
Current portion of long-term debt	3,666	786
Total current liabilities	13,483	9,303

Capital lease obligation, less current portion	198	68
Fair value of interest rate swap	—	50
Long-term debt, less current portion	—	3,666
Total liabilities	13,681	13,087

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185 Series A shares at $1,000 stated value issued and outstanding at September 30, 2016 and September 30, 2015, respectively	1,185	1,185
Common shares, no par value:
Authorized 19,000,000 shares; 8,107,558 and 8,105,007 issued and outstanding at September 30, 2016 and 2015	1,989	1,988
Additional paid-in capital	21,240	21,193
Accumulated deficit	(16,921)	(13,691)
Accumulated other comprehensive income (loss)	(35)	53

Total shareholders’ equity	7,458	10,728
Total liabilities and shareholders’ equity	$21,139	$23,815

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)
(Unaudited)

		Three Months Ended		Years Ended
		September 30,		September 30,
		2016	2015	2016	2015

GAAP Net income (loss)		$(2,037)	$(721)	$(3,230)	$1,089

Add back:	Interest expense	156	64	399	287
	Income taxes	1	—	(14)	25
	Depreciation and amortization	372	340	1,403	1,409
	Goodwill Impairment Charge	971	—	971	—
	Decrease in fair value of warrant liability	—	(134)	(189)	(487)
	Stock option expense	11	12	45	79

Adjusted EBITDA		$(526)	$(439)	$(615)	$2,402

Adjusted EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.